Exhibit 99.8

Consent to be Named as a Director

In connection with the filing by Lifezone Metals Limited of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Lifezone Metals Limited following the consummation of the business combination and post-closing of the business combination. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: April 12, 2023

/s/ Mwanaidi Maajar
Mwanaidi Maajar